Exhibit 4.5

SECOND SUPPLEMENTAL INDENTURE

This SECOND SUPPLEMENTAL INDENTURE, dated as of May 23, 2024 (the “Supplemental Indenture”), among Amcor Flexibles North America, Inc., a corporation organized under the laws of Missouri (formerly known as Bemis Company, Inc. and herein called the “Substitute Issuer”), as Substitute Issuer, Amcor Group Finance plc, a public limited company incorporated under the laws of England and Wales (herein called the “New Guarantor”), having its principal office at 83 Tower Road North, Warmley, Bristol BS30 8XP, United Kingdom, and Deutsche Bank Trust Company Americas, a New York banking corporation, as Trustee under the Indenture (as defined below) (herein called the “Trustee”).

RECITALS

Amcor Finance (USA), Inc. (the “Former Issuer”), Amcor plc (the “Parent Guarantor”) and Amcor Limited, Amcor UK Finance Plc and the Substitute Issuer (each, an “Initial Subsidiary Guarantor” and, together with the Parent Guarantor, the “Original Guarantors”) and the Trustee have entered into an Indenture dated as of June 13, 2019, as amended and/or supplemented from time to time (herein called the “Indenture”), providing for the issuance of Securities, including the Former Issuer’s 3.625% Guaranteed Senior Notes due 2026 and 4.500% Guaranteed Senior Notes due 2028. Capitalized terms used but not defined in this Supplemental Indenture have the same meaning provided in the Indenture.

Section 1011 of the Indenture provides that if any Subsidiary of the Parent Guarantor which is not a Guarantor becomes a Relevant Guarantor, then within 30 days of such Subsidiary becoming a Relevant Guarantor, the Parent Guarantor shall cause that Subsidiary to also become a Guarantor of all amounts due and owing on the Securities Outstanding under the Indenture by such New Guarantor, the Substitute Issuer and the Trustee executing and delivering a New Guarantor Supplemental Indenture within such 30 days.

The entry into this Supplemental Indenture by the New Guarantor, the Substitute Issuer and the Trustee is in all respects authorized by the provisions of the Indenture.

All things necessary to make this Supplemental Indenture a valid agreement of the New Guarantor, the Substitute Issuer and the Trustee and a valid amendment of and supplement to the Indenture have been done.

NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH, the New Guarantor, the Substitute Issuer and the Trustee each hereby agree as follows:

ARTICLE ONE

Section 101. New Guarantor under the Indenture.

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the New Guarantor hereby agrees with the Substitute Issuer, the Guarantors, the Trustee and the Holders of any Securities Outstanding under the Indenture that concurrently with the execution and delivery of this Supplemental Indenture by the New Guarantor it shall become a Guarantor for the purposes of the Indenture and for purposes of all amounts due and owing on the Securities Outstanding under this Indenture.  In connection therewith, (i) the New Guarantor hereby unconditionally guarantees to each Holder of a Security authenticated and delivered by the Trustee the due and punctual payment of the principal (including any amount due in respect of original issue discount) of and any premium and interest on such Security (and any Additional Amounts and other amounts payable by the Substitute Issuer in respect thereof), when and as the same shall become due and payable, whether at the Stated Maturity, by declaration of acceleration, call for redemption or otherwise, in accordance with the terms of such Security and of the Indenture, including (without limitation) Article Thirteen of the Indenture, (ii) the rights and obligations of the New Guarantor and the restrictions imposed upon it under this Indenture shall be the same in all respects as if the New Guarantor had been an Original Guarantor under the Indenture and (iii) the rights and obligations and restrictions imposed upon the other Guarantors shall be the same in all respects as if the New Guarantor had been an Original Guarantor.

Section 102. Notices.

The New Guarantor agrees that all notices that may be delivered pursuant to the Indenture may be delivered to it at the following address:

Address: 83 Tower Road North, Warmley, Bristol BS30 8XP, United Kingdom

Attention: Damien Clayton, Company Secretary

Section 103. Submission to Jurisdiction; Appointment of Agent for Service of Process.

The New Guarantor hereby appoints C T Corporation acting through its office at 28 Liberty Street, New York, New York, 10005 as its authorized agent (the “Authorized Agent”) upon which process may be served in any legal action or proceeding against it with respect to its obligations under the Indenture or its Guarantee, as the case may be, instituted in any federal or state court in the Borough of Manhattan, The City of New York by the Holder of any Security and agrees that service of process upon such authorized agent, together with written notice of said service to the New Guarantor by the Person serving the same addressed as provided in Section 102 hereof, shall be deemed in every respect effective service of process upon the New Guarantor in any such legal action or proceeding, and the New Guarantor hereby irrevocably submits to the non-exclusive jurisdiction of any such court in respect of any such legal action or proceeding and waives any objection it may have to the laying of the venue of any such legal action or proceeding.  Such appointment shall be irrevocable until all amounts in respect of the principal of and any premium and interest due and to become due on or in respect of all the Securities issued under the Indenture have been paid by the Substitute Issuer or a Guarantor, as the case may be, to the Trustee pursuant to the terms thereof, the Securities and the Guarantees; provided, however, that upon release of the New Guarantor pursuant to Section 1302 of the Indenture, such New Guarantor’s appointment of the Authorized Agent under this Section 103 shall be automatically and unconditionally irrevocably terminated.  Notwithstanding the foregoing, the New Guarantor reserves the right to appoint another Person located or with an office in the Borough of Manhattan, The City of New York, selected in its discretion, as a successor Authorized Agent, and upon acceptance of such appointment by such a successor the appointment of the prior Authorized Agent shall terminate.  The New Guarantor shall give notice to the Trustee and all Holders of the appointment by it of a successor Authorized Agent.  If for any reason C T Corporation ceases to be able to act as the Authorized Agent or to have an address in the Borough of Manhattan, The City of New York, the New Guarantor will appoint a successor Authorized Agent in accordance with the preceding sentence.  The New Guarantor further agrees to take any and all action, including the filing of any and all documents and instruments as may be necessary to continue such designation and appointment of such agent in full force and effect until the Indenture has been satisfied and discharged in accordance with Article Four or Article Twelve thereof Service of process upon the Authorized Agent addressed to it at the address set forth above, as such address may be changed within the Borough of Manhattan, The City of New York by notice given by the Authorized Agent to the Trustee, together with written notice of such service mailed or delivered to the Substitute Issuer, the Guarantors and the New Guarantor shall be deemed, in every respect, effective service of process on the New Guarantor.

Section 104. The Trustee.

The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Substitute Issuer and the New Guarantor.

ARTICLE TWO

Provisions of General Application

Section 201. Effective Date.

This Supplemental Indenture takes effect when each party has executed one counterpart of this deed, whether the same or different counterparts (the “Effective Date”).  As of the Effective Date, the New Guarantor shall be deemed to be added to the list of Guarantors contained in Schedule 1 to the Indenture.

Section 202. Governing Law.

This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York (including, without limitation, Section 5-1401 of the New York General Obligations Law or any successor to such a statute), excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State; provided, however, that the authorization and execution of this Supplemental Indenture by and on behalf of the New Guarantor, shall be governed by the laws of England and Wales.

This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

Section 203. Effect of Headings.

The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

The foregoing agreement is hereby confirmed and accepted as of the date first above written:

AMCOR FLEXIBLES NORTH AMERICA, INC.

By:	/s/ Damien Clayton	By:	/s/ Michael Rumley
	Name: Damien Clayton		Name: Michael Rumley
	Title: Authorized Officer		Title: Authorized Officer

AMCOR GROUP FINANCE PLC

By:	/s/ Damien Clayton	By:	/s/ Michael Rumley
	Name: Damien Clayton		Name: Michael Rumley
	Title: Director		Title: Director

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as Trustee, Registrar and Paying Agent

By:	/s/ Carol Ng	By:	/s/ Sebastian Hidalgo
	Name: Carol Ng		Name: Sebastian Hidalgo
	Title: Vice President		Title: Assistant Vice President

[Signature Page to Supplemental Indenture]